Exhibit 11

EARNINGS PER SHARE

Net income for the year ended December 31, 2001   $11,414,000
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Weighted average common shares outstanding          9,602,520

Assumed incremental common shares issued
upon exercise of stock options                        102,967
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Weighted average common shares for diluted
earnings per share                                  9,705,487
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Earnings per common share - basic                       $1.19
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Earnings per common share - diluted                     $1.18
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